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                                                                    EXHIBIT 10.2



                                                     July 26, 2002

Mr. Javier Aguirre
3139 NW 63rd Street
Boca Raton, FL 33496


                   SEPARATION AGREEMENT AND RELEASE OF CLAIMS


Dear Mr. Aguirre:

         This letter will serve as confirmation that your employment with America Online Latin America, Inc. ("AOLA", together with any successors, subsidiaries, merged entities, parent entities and their respective affiliates, collectively the "Company") will end as set forth in this letter. This Separation Agreement and Release of Claims ("Agreement"), upon your signature, will constitute the complete agreement between you and the Company regarding the terms of your separation of employment.

1. Your employment with the Company will cease at the close of business on October 11, 2002 (the "Separation Date") on the terms and conditions set forth in this Agreement. Effective at the close of business on the Separation Date, you will cease to perform your duties for the Company, you shall no longer have authority to bind the Company and you shall not hold yourself out to third parties as having such authority. The obligations of the Company set forth in this letter are conditioned on your continuing to perform your duties through the Separation Date, your compliance with all other terms and conditions of this Agreement and your provision of a written acknowledgment (the "Acknowledgement") in form reasonably acceptable to the Company executed as of the Separation Date pursuant to which you will reiterate your agreement to the terms hereof.

2. You will be paid a total severance amount equal to $181,537.50 (the "Severance Amount"); provided, that if you accept employment with AOL Time Warner Inc., the Cisneros Group of Companies, or any of their respective subsidiaries or other affiliates prior to July 11, 2003 ("Alternative Employment"), then the Severance Amount shall be $121,025. The Severance Amount will be paid in equal monthly installments, with the first monthly payment to be paid on November 18, 2002, and the other installments to be paid on the monthly anniversaries


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         thereof. In addition, you will be paid, on or prior to the date on which bonuses are paid generally to Company employees with respect to fiscal year 2002, 100% of the annual bonus for which you were eligible for fiscal year 2002, which is an amount equal to $121,025ou will not be eligible for any bonus for any period following December 31, 2002. In addition, you shall be entitled to be paid, at the same time that each installment of the Severance Payment is made, an additional amount equal to 4% of each such the installment of Severance Payment being paid. Applicable deductions and tax withholdings will be made from all payments made pursuant to this paragraph. In addition, to the extent you agree to enter into a Consulting Agreement on terms and conditions satisfactory to the Company, the Company will request the Compensation Committee of the Board of Directors of the Company to approve your continued participation in the Company's 2000 Stock Plan in accordance with the terms of the plan and the stock option agreements, with respect to those stock options that have been granted to you as of the date of this Agreement (and you shall not be entitled to receive any additional stock option grants). You understand and agree that neither the Company nor any of its directors or officers shall have any liability to you if the Compensation Committee declines to provide such approval.

3. Your benefits will continue through the Separation Date. With respect to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), your COBRA period will begin on October 19, 2002. You will receive separate information regarding your option to continue, under COBRA, health benefits after the Separation Date. To the extent and for so long (up to nine months or, if you accept Alternative Employment, then six months, following the Separation Date) as you elect to continue health benefits under COBRA, the Company will reimburse you for the premiums you pay under COBRA. In addition, to the extent that you elect to continue the current life insurance coverage in your name following the Separation Date, the Company will reimburse the premiums for such insurance for a period of up to nine months following the Separation Date. All other benefits will terminate on the Separation Date.

4. Prior to your departure from work on the Separation Date, you must return to the Company all the Company property in your possession, including, but not limited to, keys, pagers, and the original and all copies of any written, recorded, or computer-readable information about Company practices, procedures, trade secrets, customer lists, or product marketing associated with the Company's online services business; provided, that you may retain following the Separation Date your cellular phone and your laptop computer (after all Company confidential information has been removed from the hard drive). As provided in AOLA's Confidential Information, Non-Competition and Proprietary Rights Agreement which you signed dated June 26, 1999 (the "NDA"), you have agreed not to disclose to others information about the Company's practices, procedures, trade secrets, customer lists, or product marketing, except as required by law, and that agreement remains in full force and effect, and shall remain in full force and effect following your separation from the Company.



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5.       In addition, (i) upon your request, and subject to the applicable policies of Sprint PCS, the Company will transfer into your name the cellular telephone number and account with Sprint PCS currently attributed to you, provided that you will then be financially responsible for such account and (ii) you will be entitled to keep your AOL screennames and AOL account (subject to the terms of service and other terms and conditions that may be imposed by AOL, Inc.), provided that you will then be financially responsible for such account.

6. The agreement of the Company to agree to pay you the Severance Amount and your full bonus with respect to fiscal years 2002, and to enter into a separate consulting agreement (which facilitates your eligibility to continue under the Company's stock option plan, as described above) are being offered solely in consideration for your release of claims, as set forth in Paragraph 7, your execution and delivery of the Acknowledgment, your compliance with this Agreement and your continued compliance with the NDA as set forth above. Such agreements are not, and should not be construed as, an admission of any kind whatsoever by the Company, and the Company denies it has engaged in any wrongdoing against you.

7. In consideration of the Company's agreement as stated above, you agree to discharge and release unconditionally the Company, ADP TotalSource (as co-employer), their successors and their respective predecessors, subsidiaries, affiliates, related entities, merged entities and their parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns (the "Releasees") from any and all claims, actions, causes of action, demands, obligations or damages of whatever nature, whether known or unknown to you, which you ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Agreement, arising from your employment with the Company and separation of your employment with the Company or otherwise, including any claim arising out of or related to any stock options held by you or granted to you by the Company which are scheduled to vest subsequent to your Separation Date (all of the foregoing, collectively "Claims"). The Claims you are waiving include, but are not limited to, any and all claims arising out of or related to or under: any stock options held by you or granted to you by the Company which are scheduled to vest subsequent to your Separation Date; Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act (WARN), or similar statutes; the Fair Labor Standards Act; the Family Leave and Medical Act; the National Labor Relations Act; the Employee
         Retirement Income Security Act; 42 U.S.C. 1981; the Older Workers Benefits Protection Act; Chapter 760, Florida Statutes; Chapter 448, Florida Statutes; analogous federal, state and local laws, regulations, statutes or ordinances; any principle of common law; all claims for any type of relief from the Releasees, and any other federal, state and local claims, whether statutory or common law, and whether tort or contract. This release of claims does not affect any pending claim for workers' compensation benefits, your vested rights, if any, in the Company's 401(k) plan, or your rights to exercise any and all Company stock options held by you that


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         are exercisable as of your Separation Date during the applicable period of exercise and in accordance with all other terms of those options and the stock option plans, agreements and notices under which such options were granted.

8. You agree to assist the Company, upon its reasonable request, in connection with any litigation, investigation or other matter arising out of or related to your service as an employee, officer, or director of the Company. The Company will reimburse you for the reasonable out-of-pocket costs incurred by you in rendering such assistance to the Company.

9. You represent and agree that you have not filed any complaint or charge or lawsuit of any kind whatsoever against the Company with any other governmental agency or any court and you further represent and agree that you will not file or institute or participate in any litigation, award or judgment with any State or Federal court any time hereafter or, unless required by law or pursuant to Paragraph 8 above, testify or provide documents or information for or to any other person or entity with regard to any matter related to or arising out of your employment with the Company or the termination thereof, this Agreement or any matters released herein; provided, that this shall not limit you from filing a lawsuit for the purpose of enforcing your rights under this Agreement.

10. You understand and agree that the terms of this agreement are confidential, and you agree not to disclose to others the terms of this Agreement, except as required by law or with the written consent of the Company, provided, however, that this paragraph does not preclude disclosure to your immediate family or for purposes of securing professional financial, tax or legal services, provided further that prior to making any such disclosure you will inform any such persons that this confidentiality clause is in effect and that they are bound by it.

11. You agree not to make any untruthful remarks or statements about the Releasees and their respective officers, directors, employees or agents. You agree that this Agreement will be filed by the Company with the United States Securities and Exchange Commission.

12. You agree that in the event you breach any of your obligations under paragraph 1, 4, 8, 9, 10 or 11 of this Agreement, the Company will be entitled to seek recovery or setoff of the full amount of the Severance Payment, bonus and other amounts paid or to be paid to you following October 18, 2002.

13. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, with regard to any otherwise applicable principles of conflicts of law.

14. If any portion of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause of the remainder of this Agreement.



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15.      You understand that you have been given a period of 45 days to review and consider this Agreement and to consult with an attorney and other advisors of your choice before signing it. You further understand that you may use as much of this 45-day period as you wish prior to signing. You further acknowledge that you have received certain supplemental information, which constitutes the disclosure required to be provided under the Older Workers Benefit Protection Act.

16. You make revoke this Agreement within seven (7) days of signing it. Revocation can be made by delivering written notice of revocation to America Online Latin America, Inc., 6600 N. Andrews Ave., Suite 400, Ft. Lauderdale, FL 33309, Attn: President. For this revocation to be effective, written notice must be received by the President of the Company no later than the close of business on the seventh day after you sign this Agreement. If you revoke this Agreement, it shall not be effective or enforceable and Employee will not receive the benefits described in this Agreement.

                                           Sincerely,



                                           /s/ Charles M.Herington
                                           -------------------------------------
                                           Charles M. Herington
                                           President and Chief Executive Officer
                                           America Online Latin America, Inc.





By signing this letter, I acknowledge that I have had the opportunity to review this agreement carefully with legal or other personal advisors of my own choice; I understand that by signing this agreement I am releasing the Company from all claims against it; that I have read this agreement and understand its terms; that I have been given a reasonable period of time to consider its terms and effect and to ask any questions I may have; and that I voluntarily agree to them.



/s/ Javier Aguirre                                    Dated: 7/26/02
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Javier Aguirre



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